Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Evolution Metals & Technologies Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock	(1)	Other	5,400,000	$6.42	$34,668,000.00	0.0001381	$4,787.65

Total Offering Amounts:							$34,668,000.00		4,787.65
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$4,787.65

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued as a result of stock splits, stock dividends or similar transactions.

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share of common stock is $6.42, which is the average of the high and low prices of the shares of the Company’s Common Stock on July 2, 2026 (a date withing five business days prior to filing) on the Nasdaq Global Market.

Includes up to 5,400,000 shares of the Company’s common stock, $0.0001 par value per share, that may be issued upon conversion of the Convertible Debentures to the Selling Securityholder named in the prospectus that forms a part of this registration statement on Form S-1.